UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2019

ACTINIUM PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-52446	74-2963609
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 Madison Avenue, 7th Floor New York, NY	10016
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 677-3870

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On April 18, 2019, Actinium Pharmaceuticals, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with William Blair & Company, L.L.C., as representative of the several underwriters named therein (the “Underwriters”), relating to the issuance and sale (the “Offering”) of 42,860,000 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), and warrants to purchase 42,860,000 shares of Common Stock (the “Warrants”). Each share of Common Stock is being sold together with a warrant to purchase one share of Common Stock, at a price to the public of $0.385 per share and related warrant (the “Offering Price”). Pursuant to the terms of the Underwriting Agreement, the Underwriters have agreed to purchase the Shares and warrants from the Company at a price of $0.358 per share and related warrant. The Warrants will be exercisable commencing on the issuance date at an exercise price equal to $0.50 per whole share of Common Stock, subject to adjustments as provided under the terms of the Warrants. The Warrants are exercisable for five years from the date of issuance. The Company may redeem the Warrants for $0.001 per warrant if its Common Stock closes above $1.50 per share for ten consecutive days. The Warrants are being issued pursuant to a common stock purchase warrant (“Form of Warrant”).

The gross proceeds to the Company from the sale of the Shares and Warrants are expected to be approximately $16.5 million. Net proceeds to the Company, after deducting the underwriting discounts and other estimated offering expenses payable by the Company, are expected to be approximately $15.1 million. The Offering is expected to close on April 23, 2019, subject to the satisfaction of customary closing conditions.

This Offering is being made pursuant to the Company’s effective shelf registration statement on Form S-3 (File No. 333-216748) filed with the Securities and Exchange Commission on March 16, 2017, and declared effective on October 12, 2017, including the base prospectus dated October 24, 2017 included therein and the related preliminary prospectus supplement and prospectus supplement.

The Underwriting Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company and the Underwriter, including for liabilities under the Securities Act of 1933, as amended, other obligations of the parties, and termination provisions.

Pursuant to the Underwriting Agreement, subject to certain exceptions, the Company and its directors and officers have agreed not to sell or otherwise dispose of any of the Company’s securities held by them for a period ending 90 days after the date of the final prospectus supplement relating to the Offering without first obtaining the written consent of the Underwriters.

The foregoing is only a brief description of the material terms of the Underwriting Agreement and Form of Warrant, does not purport to be a complete description of the rights and obligations of the parties thereunder, and each is qualified in its entirety by reference to the Underwriting Agreement and form of Warrant that are filed as Exhibits 1.1 and 4.1, respectively, to this Current Report on Form 8-K and incorporated by reference herein.

The Underwriting Agreement has been attached hereto as an exhibit to provide investors and security holders with information regarding its terms. It is not intended to provide any other factual information about the Company. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of the Underwriting Agreement and as of specific dates, were solely for the benefit of the parties to the Underwriting Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Underwriting Agreement.

The legal opinion of The Matt Law Firm, PLLC relating to the Common Stock and Warrants being offered is filed as Exhibit 5.1 to this Current Report on Form 8-K.

Item 7.01. Regulation FD Disclosure.

On April 17, 2019, the Company issued a press release announcing that it intended to make a public offering of shares of the Common Stock and Warrants. On April 18, 2019, the Company issued a press release announcing the pricing and terms of the Offering. Copies of the two press releases are attached hereto as Exhibits 99.1 and 99.2, respectively, and are each incorporated herein by reference.

Pursuant to the rules and regulations of the Securities and Exchange Commission, the information in this Item 7.01 disclosure, including Exhibits 99.1 and 99.2 and information set forth therein, is deemed to have been furnished and shall not be deemed to be “filed” under the Securities Exchange Act of 1934.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Pursuant to the rules and regulations of the Securities and Exchange Commission, the attached exhibits are deemed to have been filed with the Securities and Exchange Commission:

Exhibit Number	Description

1.1	Underwriting Agreement, dated as of April 18, 2019, by and between Actinium Pharmaceuticals, Inc. and William Blair & Company, L.L.C.

5.1	Opinion of The Matt Law Firm, PLLC.

4.1	Form of Warrant.

23.1	Consent of The Matt Law Firm, PLLC (included in Exhibit 5.1).

99.1	Press Release issued by Actinium Pharmaceuticals, Inc. dated April 17, 2019.

99.2	Press Release issued by Actinium Pharmaceuticals, Inc. dated April 18, 2019.

Dated: April 18, 2019	ACTINIUM PHARMACEUTICALS, INC.

	By:	/s/ Sandesh Seth
	Name:	Sandesh Seth
	Title:	CEO & Chairman

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